Exhibit 3.40(a)
Exhibit 3.40(a) State of Delaware Secretarr of State
Division of Corporations
Delivered 06:17 PJ 09/25/2006
FTLED 06:17 PM 09/25/2008
SRV 080988897 - 3169284 FIM
STATE OF DELAWARE CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A LIMITED LIABILITY COMPANY PURSUANT TO
SECTION 18-214 OF THE LIMITED LIABILITY ACT L) The jurisdiction where the Corporstion first formed is De]. aware —.
2.) The jurisdiction immediately prior to filing this Certificate is t)elaware —. 3.) The date the corporation first formed isFebruarY 1, 2000
4.) The name of the Corporation immediately prior to filing this Certificate is USC AtlaritiC, Inc.
5.) The name of the Limited Liability Company as set forth in the Certificate of Formation is NYC Ready-MIX, LLC
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 25th dy 0fSepteniber, A.D. 2008
By___ Name: Michael Harlan
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